Exhibit 10.2

AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

     This AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT (the “Agreement”), dated as of April 28, 2005, is entered into by and between BancWest Corporation, a Delaware corporation (“BancWest”), and BNP Paribas S.A., a société anonyme or limited liability banking corporation organized under the laws of the Republic of France (“BNP Paribas”).

     WHEREAS, Bank of the West, a California banking corporation (the “Bank”), has issued and outstanding 4,148,586 shares of common stock, par value $5 per share (the “Common Stock”), of which 3,663,173 shares (88.299%) are currently owned by BancWest and 485,413 shares (11.701%) are currently owned by BNP Paribas;

     WHEREAS, the 485,513 shares currently held by BNP Paribas (the Tranche A Minority Shares, as defined below) were purchased from BancWest on November 22, 2002, in connection with the refinancing by BancWest of its acquisition of United California Bank (for the purpose of this acquisition, BancWest borrowed $800 million on an interim basis from the New York branch of BNP Paribas and in order to refinance the interim loan by establishing a long term financing structure, BancWest agreed to sell to BNP Paribas, and BNP Paribas agreed to purchase from BancWest, the Tranche A Minority Shares at the Tranche A Original Purchase Price (as defined below), pursuant to the Tranche A Stock Purchase Agreement (as defined below);

     WHEREAS, pursuant to the purchase of the Tranche A Minority Shares by BNP Paribas, BancWest and BNP Paribas agreed to enter into the original Stockholders’ Agreement dated November 20, 2002 (the “Original Stockholders’ Agreement”) so as to organize their legal relationships and in particular to grant BancWest a right to repurchase the Tranche A Minority Shares (the “Tranche A Call Option”), pursuant to the terms and subject to the conditions therein, in order to be able to restore its position as the owner of all of the issued and outstanding Common Stock of the Bank;

     WHEREAS, pursuant to the Tranche B Stock Purchase Agreement (as defined below) of even date herewith, BNP Paribas wishes to increase its total participation in the Bank to 739,545 shares of common stock representing 17.83% of the share capital of the Bank, by the purchase from BancWest of 254,132 shares of common stock (the Tranche B Minority Shares, as defined below);

     WHEREAS, this purchase of the Tranche B Minority Shares is made in connection with the acquisition by BancWest of Community First Bankshares, Inc., in 2004 ( for the purposes of this acquisition, BancWest borrowed $590 million on an interim basis from the New York branch of BNP Paribas and in order to refinance the interim loan by establishing a long term financing structure, BancWest has agreed to sell to BNP Paribas, and BNP Paribas has agreed to purchase from BancWest, the Tranche B Minority Shares at the Tranche B Original Purchase Price (as defined below), pursuant to the Tranche B Stock Purchase Agreement (as defined below)), the proceeds of the sale of the Tranche B Minority Shares being intended for the repayment of the $590 million outstanding principal balance of the interim debt;

     WHEREAS, in anticipation of the acquisition of the Tranche B Minority Shares, BNP Paribas and BancWest would like to adopt the rules previously defined under the Original Stockholders’ Agreement and, in particular, secure BancWest’s right to restore its position as the owner of all of the issued and outstanding Common Stock of the Bank by granting BancWest a right to repurchase the Tranche B Minority Shares (the “Tranche B Call Option”) pursuant to the terms and subject to the conditions herein;

     WHEREAS, BancWest and BNP Paribas desire to amend and replace the Original Stockholders’ Agreement with this Agreement such that both the Tranche A Minority Shares and the Tranche B Minority Shares shall be governed by a single agreement, in particular with respect to the Tranche A and Tranche B Call Options (together the “Call Options”);

     WHEREAS, however, BancWest and BNP Paribas intend to preserve the economic terms of the Original Stockholders’ Agreement currently applicable to the Tranche A Minority Shares;

     NOW THEREFORE, in consideration of the representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

     1.1 Defined Terms. Unless the context otherwise requires, the terms defined in this Article I shall, for the purposes of this Agreement, have the meanings specified herein.

     An “Acceleration Event” shall be deemed to occur if (i) BNP Paribas and its Affiliates cease to own directly or indirectly securities representing at least 80% of the voting power of BancWest, or (ii) a Dilution Event (as defined below) occurs, or (iii) a transaction is approved by the Bank’s board of directors which would cause the Bank to cease to join in filing consolidated tax returns with BancWest, or (iv) as a result of any new law, rule or regulation, or any modification, or as a result of the construction of any law, rule or regulation by a relevant authority, whether such law, rule, regulation or authority be French, United States, European, foreign, state, provincial or local, it becomes illegal or impractical for the parties hereto to maintain their participation in this Agreement, or (v) the parties reasonably agree, after good faith discussions, that there has been a change in applicable law, rules or regulations (or judicial, administrative or regulatory interpretation thereof) that, in the good faith judgment of the parties, is reasonably likely to adversely impact the economic benefits of the transactions contemplated by this Agreement to either party.

     “Affiliate” as applied to any person means any other person directly or indirectly controlling, controlled by, or under common control with that person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”), as applied to any person, means the possession, directly

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or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities or by contract or otherwise.

     “Business Day” means any day other than a Saturday, Sunday or one on which banks are authorized or required by law to close in New York, New York, San Francisco, California, Honolulu, Hawaii or Paris, France.

     “Closing” shall have the meaning set forth in Section 3.4(b).

     “Closing Date” means the date on which a Closing takes place.

     “Dilution Event” means (i) an event causing the aggregate of the Tranche A and Tranche B Minority Shares owned by BNP Paribas to represent less than 10% of the voting power of the Bank’s outstanding securities entitled to vote in the election of directors of the Bank or (ii) if, at the time of the Dilution Event, BNP Paribas only owns the Tranche B Minority Shares, an event causing the Tranche B Minority Shares owned by BNP Paribas to represent less than 5% of the voting power of the Bank’s outstanding securities entitled to vote in the election of directors of the Bank.

     “Distribution” means any dividend or other distribution paid by the Bank on all or any part of the Common Stock, whether paid in cash or property or for other consideration (with the amount of such dividend or distribution which is paid in a form other than cash being determined for purposes of this Agreement to be the fair value thereof as determined in good faith by the Board of Directors of the Bank); provided, however that “Distribution” shall not include a pro rata dividend or distribution of shares of the Common Stock or other pro rata adjustment that is subject to Section 6.2, or any amount received as consideration for the purchase, redemption, or other acquisition of shares of Common Stock by the Bank.

     “Future Value” of any payment means the amount of such payment, together with interest on such payment, from the date of payment to the date for which such Future Value is being computed, at a rate equal to the Tranche A Interest Rate or Tranche B Interest Rate, as applicable (as defined below), compounded quarterly on March 31, June 30, September 30 and December 31 of each year and calculated on the basis of a 365 day year and the number of days actually elapsed following the date of payment.

     “Injunction” means any judgment, order, injunction, ruling or decree by a court or other governmental authority of competent jurisdiction.

     “Lien” means any lien, pledge, mortgage, security interest, charge, escrow, right of first refusal, encumbrance, or other claim of any kind or character.

     The following terms are defined in Exhibit A hereto and shall have the respective meanings specified therein, such that the Tranche A Definitions are applicable for purposes of the Tranche A Call Option and the Tranche B Definitions are applicable for purposes of the Tranche B Call Option.

“Final Call Exercise Notice Date”
“Final Put Exercise Notice Date”

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“Interest Rate”
“Minority Shares”
“Ordinary Call Exercise Closing Date”
“Ordinary Call Exercise Notice Periods”
“Original Purchase Price”
“Original Transaction Date”
“Stock Purchase Agreement”

     1.2 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

ARTICLE II

DISTRIBUTIONS

     2.1 Distribution Policy. Each of BNP Paribas and BancWest, as the owner of a portion of the Common Stock, shall be free to exercise the full extent of its voting rights as it deems appropriate in its sole discretion under applicable state law and the Bank’s bylaws and articles of incorporation. Separate from the election of directors of the Bank and all other voting powers with respect to the Common Stock, each of BNP Paribas and BancWest may request the Board of Directors of the Bank to declare dividends and to cause the Bank to make Distributions on the Common Stock out of available earnings. Notwithstanding the foregoing, it is expressly understood and agreed by the parties hereto that the declaration and payment by the Bank of dividends and other Distributions on the Common Stock is within the sole discretion of the Bank’s Board of Directors, and nothing in this Agreement shall give the parties any rights or claims against the Bank or any member of the Board of Directors of the Bank regarding the declaration or payment of dividends or other Distributions on the Common Stock (or any determination not to declare and pay dividends or other Distributions).

     2.2 Limitations on Distributions. Notwithstanding anything to the contrary stated in this Article II, neither BNP Paribas nor BancWest shall take any action, or cause or request any member of the Board of Directors of the Bank to take any action, that would result in the Bank declaring, making or paying a Distribution to the extent such Distribution would violate Sections 640 et seq. of the California Financial Code (or any successor provision), the Federal Deposit Insurance Act, the rules, regulations, policies or other requirements of the Federal Deposit Insurance Corporation, the Federal Reserve Board or the California Department of Financial Institutions or any other applicable foreign, federal, state or local laws, rules, regulations, policies or Injunctions or would result in the Bank or any other banking subsidiary of BancWest no longer being “well capitalized” under the rules, regulations and policies of the United States federal banking authorities.

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ARTICLE III

CALL OPTIONS

     For purposes of this Article, all computations, terms and conditions shall be computed, measured, complied with and generally observed in the case of the Tranche A Call Option, with reference to the Tranche A Definitions, and in the case of the Tranche B Call Option, with reference to the Tranche B Definitions.

     3.1 Call Option. Upon the terms and subject to the conditions set forth in this Agreement, BancWest shall have the unconditional right (the “Call Right”) to purchase from BNP Paribas all or a portion of the Minority Shares on the Closing Date (as defined below) at an aggregate price (the “Call Price”) for such number of Minority Shares to be purchased equal to the product of (a) the total of (i) Original Purchase Price plus (ii) the Interest Rate times the Original Purchase Price accruing from the Original Transaction Date to the Closing Date (compounded quarterly, on March 31, June 30, September 30 and December 31 of each year and calculated on the basis of a 365 day year and the number of days actually elapsed since the Original Transaction Date) minus (iii) the aggregate amount of the Future Value as of the Closing Date of all Distributions paid on the Minority Shares from the Original Transaction Date to the Closing Date (provided, that any Distribution with a record date prior to the Closing Date but not yet paid by the Closing Date shall be treated as if it was paid on the Closing Date), plus (iv) $5,000,000, multiplied by (b) the quotient of (i) the number of Minority Shares that BancWest is purchasing on such Closing Date divided by (ii) the total number of Minority Shares subject to the Agreement on the date hereof. To the extent BancWest exercises the Call Right with respect to less than all of the Minority Shares, it may exercise the Call Right on one or more future occasions in accordance with the terms of this Agreement (except to the extent BNP Paribas previously has exercised its Put Right (as defined below)). Appropriate adjustments to this formula using similar terms and conditions shall be made by the parties if any of the Minority Shares are redeemed while Minority Shares are still held by BNP Paribas.

     3.2 Failure to Exercise Call Right. In the event that (A) BancWest does not exercise its Call Right with respect to all of the Minority Shares pursuant to the delivery to BNP Paribas of one or more Call Exercise Notices (as defined below) on or before Final Call Exercise Notice Date, or (B) an event described in clauses (i), (ii), (iii) or (iv) of the definition of Acceleration Event occurs and is continuing or the parties hereto reach an agreement described in clause (v) of the definition of Acceleration Event and BancWest does not exercise its Call Right with respect to all of the Minority Shares pursuant to the delivery to BNP Paribas of a Call Exercise Notice on or before the 90th day following such event or agreement, then commencing 30 days after the last day on which BancWest could have exercised its Call Right, BNP Paribas shall have the unconditional right (the “Put Right”) to require BancWest to purchase all of the Minority Shares then owned by BNP Paribas at an aggregate price (the “Put Price”) for such number of Minority Shares to be purchased equal to the product of (a) the total of (i) Original Purchase Price plus (ii) the Interest Rate times the Original Purchase Price accruing from the Original Transaction Date to the Closing Date (compounded quarterly on March 31, June 30, September 30 and December 31 of each year and calculated on the basis of a 365 day year and the number of days actually elapsed since the Original Transaction Date) minus (iii) the aggregate amount of the Future

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Value as of the Closing Date of all Distributions paid on the Minority Shares from the Original Transaction Date to the Closing Date (provided, that any Distribution with a record date prior to the Closing Date but not yet paid by the Closing Date shall be treated as if it was paid on the Closing Date), plus (iv) $50,000,000, multiplied by (b) the quotient of (i) the number of Minority Shares that BNP Paribas has required BancWest to purchase on such Closing Date divided by (ii) the total number of Minority Shares subject to the Agreement on the date hereof. Appropriate adjustments to this formula using similar terms and conditions shall be made by the parties if any of the Minority Shares are redeemed while Minority Shares are still held by BNP Paribas. BNP Paribas may give notice to BancWest of its intention to exercise its Put Right (“Put Exercise Notice”) beginning at the time such Put Right shall arise and at the latest 30 days after such time (but in no event later than Final Put Exercise Notice Date).

     3.3 Call Exercise Notice. BancWest may exercise its Call Right by giving a notice (a “Call Exercise Notice”) to BNP Paribas of its intention to exercise the Call Right in whole or, from time to time, in part:

          (a) at any time during the Ordinary Call Exercise Notice Periods; and/or

          (b) on the occurrence of an event described in clause (i), (ii), (iii) or (iv) of the definition of Acceleration Event that is continuing, or the parties hereto reach an agreement described in clause (v) of the definition of Acceleration Event, at any time from and after such event or agreement to and including the 90th day following such event or agreement (but in no event later than the Final Call Exercise Notice Date).

Each Call Exercise Notice shall specify the number of Minority Shares to be purchased.

     3.4 Purchase, Closing.

          (a) In consideration of the sale of the Minority Shares pursuant to Section 3.1 or 3.2, at the Closing, BancWest shall pay BNP Paribas the following (such amount at such Closing, the “Purchase Price”): (A) the Call Price, in the event BancWest shall have exercised its Call Right, or (B) the Put Price, in the event BNP Paribas shall have exercised its Put Right.

          (b) Subject to satisfaction or waiver of the conditions precedent contained in this Article III, the closing (the “Closing,”) with respect to a particular purchase and sale of the Minority Shares pursuant to Section 3.1 or 3.2 shall take place at 10:00 a.m., San Francisco, California time at the offices of the Bank at 180 Montgomery Street, San Francisco, California on the following Closing Date: (i) if BancWest has delivered a Call Exercise Notice pursuant to Section 3.3(a), the Ordinary Call Exercise Closing Date, or (ii) if BancWest has delivered a Call Exercise Notice pursuant to Section 3.3(b) or BNP Paribas has delivered a Put Exercise Notice, the tenth Business Day following delivery of such Call Exercise Notice or Put Exercise Notice. BNP Paribas shall designate an account or accounts to which BancWest shall wire the Call Price or the Put Price, as the case may be, in accordance with Section 3.7 (including the amount to be wired to each such account) within five Business Days of receipt of the Call Exercise Notice or delivery of the Put Exercise Notice.

     3.5 Conditions to BancWest’s Purchase of the Minority Shares. The purchase of any or all of the Minority Shares by BancWest pursuant to this Article III is subject to the satisfaction of

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the following conditions at or prior to the Closing of such purchase, unless waived by BancWest in its sole discretion:

          (a) BNP Paribas shall have delivered to BancWest each of the documents required to be delivered by it at or prior to such Closing pursuant to this Article III; and

          (b) No Injunction shall have been issued and remain in effect restraining or prohibiting the performance of this Agreement or the consummation of any of the transactions contemplated herein, and the parties hereto shall have received all necessary regulatory approvals and consents, if any, for the consummation of the transactions contemplated herein, and any applicable waiting periods shall have expired or been terminated.

     3.6 Conditions to BNP Paribas’ Sale of the Minority Shares. The sale of any or all of the Minority Shares by BNP Paribas pursuant to this Article III is subject to the satisfaction of the following conditions at or prior to the Closing of such sale, unless waived by BNP Paribas in its sole discretion:

          (a) BancWest shall have delivered to BNP Paribas each of the documents required to be delivered by it at or prior to such Closing pursuant to this Article III;

          (b) BancWest shall have paid the Purchase Price in respect of the Minority Shares to be transferred as provided herein to the account or accounts designated by BNP Paribas; and

          (c) No Injunction shall have been issued by any court or governmental body and remain in effect restraining or prohibiting the performance of this Agreement or the consummation of any of the transactions contemplated herein, and the parties hereto shall have received all necessary regulatory approvals and consents, if any, for the consummation of the transactions contemplated herein, and any applicable waiting periods shall have expired or been terminated.

     3.7 Delivery and Payment. At each Closing:

          (a) BNP Paribas shall deliver to BancWest (i) certificates for the appropriate number of Minority Shares duly endorsed in blank or accompanied by appropriate stock powers, in either case signed exactly as the name of the registered holder appears on the certificates, with the signatures on such certificates or stock powers guaranteed by a financial institution that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program, and (ii) all certificates and other instruments or documents contemplated under this Article III to be delivered by BNP Paribas and BancWest at or prior to the Closing shall have been delivered. For the avoidance of doubt, title to the Minority Shares shall not pass from BNP Paribas to BancWest until the completion of the Closing.

          (b) BancWest shall pay the Purchase Price with respect to the Minority Shares transferred on a particular Closing Date to BNP Paribas by wire transfer of immediately available funds in United States dollars to the account or accounts previously designated by BNP Paribas.

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     3.8 Further Assurances. At and after each Closing, BNP Paribas will cause its officers to execute and deliver, in the name and on behalf of BNP Paribas, any deeds, bills of sale, assignments or assurances, letters of transmittal, stock powers, guarantees or other documents reasonably requested by BancWest and in such form as BNP Paribas shall reasonably agree (such agreement not to be unreasonably withheld or delayed) in order to effect the delivery of the Minority Shares to, and the vesting of title thereto in, BancWest.

     3.9 Specific Performance. Each of BancWest and BNP Paribas agrees that the right and obligation of BancWest to purchase the Minority Shares, and the right and obligation of BNP Paribas to transfer the Minority Shares to BancWest, pursuant to this Article III shall (subject to applicable law) be subject to specific performance, that the options described in Sections 3.1 and 3.2 may be settled only by physical delivery of certificates representing the Minority Shares and, for the avoidance of doubt, that BNP Paribas shall not be entitled to satisfy its obligations, or exercise its rights, under this Agreement by paying BancWest the excess of the value of the Minority Shares over the Purchase Price. Both BancWest and BNP Paribas acknowledge and agree that damages shall not be an adequate remedy for breach of BNP Paribas’ obligation to transfer the Minority Shares to BancWest pursuant to Section 3.1 or BancWest’s obligation to purchase the Minority Shares from BNP Paribas pursuant to Section 3.2. Accordingly, except as provided in Section 6.9 hereof, during the term of this agreement, BNP Paribas shall not transfer the Minority Shares without the prior consent of BancWest.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

     For purposes of this Article, where appropriate, representations and warranties relating to the Tranche A Minority Shares and the Tranche A Call Option shall be made with reference to the Tranche A Definitions, and representations and warranties relating to the Tranche B Minority Shares and the Tranche B Call Option shall be made with reference to the Tranche B Definitions.

     4.1 Representations and Warranties of BNP Paribas. BNP Paribas represents and warrants to BancWest as follows:

          (a) BNP Paribas is a société anonyme duly organized and validly existing under the laws of the Republic of France and has all requisite corporate power and authority to enter into this Agreement and to be bound by and carry out the transactions contemplated herein;

          (b) this Agreement has been duly authorized, executed and delivered by BNP Paribas and constitutes the legal, valid and binding obligation of BNP Paribas, enforceable against it in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity);

          (c) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will: (i) conflict with, result in any violation of, require any consent under, or constitute a default (whether with notice or lapse of time or both) under, BNP Paribas’ constituent documents or any mortgage, bond, indenture, agreement, instrument or

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obligation to which BNP Paribas is a party or by which BNP Paribas or the Minority Shares are bound or subject; (ii) violate any Injunction that is binding on BNP Paribas; (iii) constitute a violation by BNP Paribas of any law, rule or regulation of any jurisdiction; or (iv) result in any obligation on the part of BancWest or any other person or entity to purchase any other securities (other than the Minority Shares);

          (d) at each Closing, BNP Paribas shall own, hold of record and have sole voting and dispositive power with respect to the Minority Shares to be transferred and shall have good and marketable title to such shares, free and clear of any Liens, except for the restrictions set forth in this Agreement; and

          (e) no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any governmental authority or other person is required (other than those previously obtained) in connection with the execution and delivery of this Agreement by BNP Paribas or the consummation by BNP Paribas of the transactions contemplated herein.

     4.2 Representations and Warranties of BancWest. BancWest represents and warrants to BNP Paribas as follows:

          (a) BancWest is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement and to be bound by and carry out the transactions contemplated herein;

          (b) this Agreement has been duly authorized, executed and delivered by BancWest and constitutes the legal, valid and binding obligation of BancWest, enforceable against it in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity);

          (c) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will: (i) conflict with, result in any violation of, require any consent under, or constitute a default (whether with notice or lapse of time or both) under, BancWest’s certificate of incorporation or bylaws or any mortgage, bond, indenture, agreement, instrument or obligation to which BancWest is a party or by which BancWest or the Minority Shares are bound or subject; (ii) violate any Injunction, that is binding on BancWest; or (iii) constitute a violation by BancWest of any law, rule or regulation of any jurisdiction; and

          (d) no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any governmental authority or other person is required (other than those previously obtained) in connection with the execution and delivery of this Agreement by BancWest or the consummation by BancWest of the transactions contemplated herein.

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ARTICLE V

CONDITIONS PRECEDENT

     For purposes of this Article, the satisfaction of the conditions precedent shall be determined in the case of the Tranche A Call Option, with reference to the Tranche A Definitions, and in the case of the Tranche B Call Option, with reference to the Tranche B Definitions.

     5.1 Conditions to the Parties’ Obligations Under this Agreement. The respective rights and obligations of each of the parties under this Agreement and the other transactions contemplated hereby shall be subject to the execution of the Stock Purchase Agreement between the parties and the closing of the transactions contemplated thereunder, including the sale of the Minority Shares by BancWest to BNP Paribas and the purchase of the Minority Shares from BancWest by BNP Paribas.

ARTICLE VI

MISCELLANEOUS

     For purposes of this Article, where appropriate, covenants and agreements relating to the Tranche A Minority Shares and the Tranche A Call Option shall be made with reference to the Tranche A Definitions, and covenants and agreements relating to the Tranche B Minority Shares and the Tranche B Call Option shall be made with reference to the Tranche B Definitions.

     6.1 Entire Agreement. This Agreement and the Stock Purchase Agreement set forth the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersede all prior agreements or understandings among the parties with respect to the subject hereof. Specifically, the parties agree that this Agreement shall serve as a complete amendment and restatement of and replacement for the Original Stockholders’ Agreement.

     6.2 Adjustment; Antidilution. In the event that the outstanding number of shares of Common Stock changes or shares of a different class are issued by the Bank, as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization, merger or other similar transaction during the term of this Agreement, the term “Common Stock,” shall refer to all of the shares of Common Stock, or to the other applicable securities, as appropriate, and the amount of cash received or receivable as a result of the ownership of such Common Stock, or other applicable securities, as the case may be, at any time after the date hereof, and any other number, amount or price that is based upon the number of shares of such Common Stock, or other applicable securities, as of the date hereof shall be appropriately adjusted.

     6.3 Notices. All notices, requests and other communications to any party hereunder shall be in writing and sufficient if delivered personally or sent by telecopy (with confirmation of receipt), by overnight delivery or courier service, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to BNP Paribas:

BNP Paribas
3 rue d’Antin
75009 Paris, FRANCE
Telecopy: + 33 1 40 14 93 96
Attention: M. Philippe Bordenave

If to BancWest:

BancWest Corporation
180 Montgomery Street, 25th Floor
San Francisco, CA 94104
Telecopy: (415) 834-9432
Attention: General Counsel and Secretary

or to such other address or telecopy number as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.

     6.4 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.

     6.5 Survival. Unless otherwise expressly provided herein, all representations and warranties, agreements and covenants contained in this Agreement, or in any document delivered pursuant to this Agreement or in connection with this Agreement, shall survive the Closings and shall remain in full force and effect.

     6.6 Expenses. Each of the parties hereto shall bear its own costs and expenses in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated herein. BancWest shall pay any and all stamp and other documentary taxes payable or deemed to be payable in connection with the transfer of the Minority Shares and agrees to hold BNP Paribas harmless from and against all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

     6.7 Benefits of Agreement and Successors. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is for the sole benefit of the parties and not for the benefit of any third party; provided, however, that the provisions of the last sentence of Section 2.1 and the provisions of Section 2.2 hereof shall inure to the benefit of and be enforceable by the Bank and the members of the Board of Directors of the Bank.

     6.8 Amendments and Waivers. No modification, amendment, or waiver of any provision of, or consent required by, this Agreement, nor any consent to any departure herefrom, shall be effective unless it is in writing and signed by the parties hereto; provided, however, that the parties may at any time renegotiate the terms of this Agreement. Any such renegotiation,

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modification, amendment, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

     6.9 Assignment; Transfer of Shares. Except as set forth in this Section 6.9, this Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party hereto without the prior written consent of the other party. BancWest may transfer its rights under Article III to any party, whether or not a direct or indirect subsidiary of BNP Paribas, or otherwise related to BancWest, so long as BancWest provides prior written notice of such transfers to BNP Paribas. No such transfer shall relieve BancWest of its obligations under this Agreement. BNP Paribas may transfer all or any of the Minority Shares to any of its Affiliates so long as BNP Paribas provides prior written notice of such transfers to BancWest and each such transferee agrees, in a writing addressed and delivered to BancWest prior to such transfer, to comply with the terms and conditions of this Agreement with respect to the shares transferred to it. No such transfer shall relieve BNP Paribas of its obligations under this Agreement.

     6.10 Enforceability. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought. Accordingly, if any provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

     6.11 Governing Law. The Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely in such state.

     6.12 Consent to Jurisdiction, Waiver of Jury Trial. Each of the parties hereto hereby irrevocably and unconditionally consents to the jurisdiction of any federal or state court of New York sitting in New York City and irrevocably agrees that all actions or proceedings arising out of or relating to this Agreement or the transactions contemplated herein shall be litigated exclusively in such courts. Each of BancWest and BNP Paribas agrees not to commence any legal proceeding related hereto except in such court. Each of BancWest and BNP Paribas irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such proceeding in any such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceedings bought in any such court has been brought in an inconvenient forum. Each of BancWest and BNP Paribas irrevocably waives any right it may have to a trial by jury in any such action, suit or proceeding.

     6.13 Legal Holidays. In the event that any event, action or occurrence set forth herein would otherwise be on a date that is not a Business Day, then the date of such event, action or occurrence for purposes of this Agreement shall be the next succeeding Business Day.

* * *

Execution Copy

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first set forth above.

BNP PARIBAS S.A.
By:	/s/ Javier Gonzalez
	Name:	Javier Gonzalez
	Title:	Gestion Financiere

By:	/s/ Francois Demon
	Name:	Francois Demon
	Title:	Head of Financial Management

BANCWEST CORPORATION
By:	/s/ Douglas C. Grigsby
	Name:	Douglas C. Grigsby
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

Execution Copy

EXHIBIT A

DEFINITIONS FOR INDIVIDUAL TRANCHES

DEFINITIONS	TRANCHE A	TRANCHE B
“Final Call Exercise Notice Date”	December 22, 2011	May 28, 2014
“Final Put Exercise Notice Date”	February 22, 2012	July 28, 2014
“Interest Rate”	4.39% per annum	4.95% per annum
“Minority Shares”	485,413 Shares of Common Stock of Bank of the West	254,132 Shares of Common Stock of Bank of the West
“Ordinary Call Exercise Closing Date”	Sixteen (16) calendar days following the last day of the Ordinary Call Exercise Notice Period during which BancWest delivered the Call Exercise Notice.	Sixteen (16) calendar days following the last day of the Ordinary Call Exercise Notice Period during which BancWest delivered the Call Exercise Notice.
“Ordinary Call Exercise Notice Periods”	Any time from and including November 23 to and including December 22 of each year from and including 2004 to and including 2011.	Any time from and including April 29 to and including May 28 of each year from and including 2007 to and including 2014.
“Original Purchase Price”	$800 Million which is the fair value of the Minority Shares	$590 Million which is the fair value of the Minority Shares
“Original Transaction Date”	November 22, 2002	April 28, 2005
“Stock Purchase Agreement”	That Stock Purchase Agreement between BNP Paribas and BancWest dated as of November 20, 2002	That Stock Purchase Agreement between BNP Paribas and BancWest dated as of April 28, 2005

Execution Copy